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                                                                    EXHIBIT 99.1

                    [HORNBECK OFFSHORE SERVICES, INC. LOGO]

                        HORNBECK OFFSHORE SERVICES, INC.
                               Service with Energy

                               ---NEWS RELEASE---

TO: BUSINESS WIRE, DAILY PAPERS, TRADE PRESS,             FOR: IMMEDIATE RELEASE
    FINANCIAL AND SECURITIES ANALYSTS

CONTACTS:   TODD HORNBECK, CEO      (985) 727-2000, EXT. 206
            JIM HARP, CFO           (985) 727-2000, EXT. 203

                HORNBECK OFFSHORE ADOPTS STOCKHOLDER RIGHTS PLAN

NEW ORLEANS, LOUISIANA - (BUSINESS WIRE) -- JULY 2, 2003

      Hornbeck Offshore Services, Inc. ("Hornbeck" or "the Company") announced today that its Board of Directors approved the adoption of a stockholder rights plan on June 18, 2003. The rights plan is designed to enable all Hornbeck stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Hornbeck stockholders if an unsolicited attempt is made to acquire the Company. Hornbeck's Board of Directors adopted the rights plan as a matter of prudent corporate governance following careful consideration and evaluation. The Company stated that the rights are not being issued in response to any outside effort to gain control of the Company, and that it is not aware of any attempt to do so.

      To implement the plan, the Board of Directors has declared a dividend distribution of one right for each share of the Company's common stock outstanding on June 18, 2003. A right will also attach to each share of the Company's common stock issued after June 18, 2003 during the effectiveness of the rights plan. Each right represents the right, under certain circumstances, to purchase 1/100 of a share of a new series of preferred stock of the Company at an exercise price of $75 per right. The rights will be represented by and trade with Hornbeck's common stock certificates unless the rights become exercisable.

      The rights become exercisable, with certain exceptions, only if a person or group acquires, or announces a tender or exchange offer for, 10% or more of the shares of Hornbeck's common stock without prior Board approval, as described in the rights plan. Unless earlier redeemed for $0.001 per right, the rights will be exercisable for shares of Hornbeck having a value of twice the rights' then current exercise price. In addition, in the event of certain business combinations, the rights permit the holders to purchase the common stock of the acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case.




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414 North Causeway Boulevard                              Phone:  (985) 727-2000
Mandeville, Louisiana 70448                               Fax:    (985) 727-2006
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      The rights plan contains an exception to the 10% threshold for persons or groups holding more than 10% on the date the rights plan became effective and in certain other limited circumstances. Such persons or groups are restricted from acquiring additional shares or increasing their percentage except in certain limited circumstances described in the rights plan. The rights expire on June
17, 2013. Hornbeck is sending a letter to its stockholders of record with further details of the rights plan.

      Hornbeck Offshore Services, Inc. is a leading provider of marine transportation services through the operation of newly constructed deepwater offshore supply vessels in the Gulf of Mexico and in Trinidad, and ocean-going tugs and tank barges in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com.

                           FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore's plans and intentions. These have been based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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                                                         03-005


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